UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Blockbuster Inc.

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The following memo was sent to Blockbuster employees by John Antioco, Blockbuster’s Chairman and CEO, on April 8, 2005.

M e m o r a n d u m

To:	Blockbuster Employees

From:	John Anticoo, Chairman & CEO

Date:	April 8, 2005

Subject:	Icahn Media Reports

You may have seen recent media reports regarding the intent of one of our shareholders, Carl Icahn, to nominate directors to our Board.

Mr. Icahn was heavily invested in our acquisition of Hollywood Entertainment, and for reasons outside of our control that acquisition did not happen. He is a well-known Wall Street figure that we believe is looking at our business in a different way than we are. Our efforts and investment in the short-term are positioning the company for long-term growth, which as we have said we believe will begin next year.

As I’ve said before, our industry is changing, and we must change with it if we are to achieve our short and long term strategic and financial objectives.

That’s why we made the decision two years ago to transform Blockbuster from a rental-only retailer into an entertainment destination that enables customers to rent, buy or trade movies and games, new or used, in-store or on-line.

In support of our mission, we have been investing our cash flow back into the business to grow our key initiatives and build long-term shareholder value. As a result, we have taken several promising and very difficult initiatives – the elimination of Late Fees, in store and online subscriptions, movie and game trading and game store-in-store concepts — and moved them from concept to reality. We are already experiencing positive results.

We’ve seen positive growth in active membership for the first time in nearly two years, and our rental and retail transactions are up significantly over the same time last year following the company’s elimination of late fees. Less than seven months after launching Blockbuster Online we had more than 750,000 subscribers and we continue to improve all the key metrics associated with this business. We have also taken movie and game trading and our game store-in-store concept from concept to reality with the goal of putting a bigger push behind those two initiatives in the coming year.

Our goal is to end this year with solid momentum that includes positive comps, positive growth in active members, substantial and growing in-store and online subscription programs, our game concepts ready to be expanded and trading in the majority of our

April 8, 2005

stores. We believe by accomplishing these goals we will have positioned the company well for 2006 and the years beyond.

Regardless of reports or rumors that may persist regarding what others may believe is the right approach to our business, I and our executive management team remain committed to the plans we have laid out – plans designed to build long-term success.

I remain excited about Blockbuster’s future. With your continued hard work, I believe our efforts will pay off with more rewards for you, our employees…more for our shareholders…and more for our customers. Thank you for your support.

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Stockholders of Blockbuster are urged to read Blockbuster’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 31, 2005, which contains important information regarding Blockbuster’s Annual Meeting to be held on May 11, 2005. Stockholders of Blockbuster and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by Blockbuster with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Blockbuster in the solicitation of proxies, toll-free at 1-800-607-0088.

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